                                                                    EXHIBIT 99.2

TELECONFERENCE                                          Friday, October 27, 2000

DELISE KEIM:

  Thank you. Good morning everyone and welcome to our call. We are announcing today that Homestore.com has signed a definitive agreement to acquire Cendant's move.com. If you need a copy of the press release, please give us a call or you can find it posted on our website at www.homestore.com in the investor relations' section.

  This conference call is being broadcast on the web and will be available for replay. To access the replay, please go to the Conference Call link on the Investor Relations section of our website.

  With me this morning are Stuart Wolff, our chairman and chief executive officer, John Giesecke, our chief financial officer, and Richard Smith, Cendant's Chairman and CEO of their Real Estate Division. First, Stuart will provide you with an overview of the deal, John will then highlight some of the terms and the financial impact, followed by Richard who will say a few words from Cendant's perspective. Afterwards, we'll open the call up for your questions.

  At the outset, I need to remind you that the following discussion includes forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those projected. Additional information concerning factors that could affect our business and financial results is included in our Annual Report on Form 10-K, our other periodic reports we file with the SEC and those identified in our press release we issued today announcing this acquisition. With that I'll turn the call over to Stuart Wolff.

STUART WOLFF:
  Thanks, DeLise.  Good morning everyone.

   . As DeLise mentioned, this morning we have announced the signing of a definitive agreement to acquire Cendant's move.com and certain other related assets. We are very excited about this acquisition, as it will significantly extend our network, accelerate our business opportunities and enhance our value proposition to real estate professionals, consumers and advertisers. Let me also affirmatively share that we believe the acquisition will enable Homestore.com to continue its growth and be accretive to the company's cash operating earnings.

   . To begin, I'll take you through a summary of the transaction and then I will outline why we are so excited about the acquisition.

   . This will be a tax free, stock-for-stock acquisition. We will issue approximately 26.3 million shares and options of Homestore.com which represents approximately 20% of our outstanding shares on a fully diluted post acquisition basis. Following the distribution of stock to move.com's minority shareholders and stock options to move.com employees, Cendant will retain a 14.6% ownership position in Homestore.com. Pursuant to the terms of the acquisition, Cendant will be required to vote all of their shares proportionately with the rest of our shareholders and they have agreed to a ten-year standstill, which prohibits them from purchasing additional shares under most circumstances. Cendant is also restricted on the amount and timing of sales of Homestore.com stock. There are a number of customary conditions that need to be satisfied before the acquisition can become effective, including Homestore.com shareholder approval and regulatory review of the transaction under the Hart Scott Rodino Act. Upon closing, Cendant will be entitled to name one additional director to our board, which currently has 6 members. We anticipate closing within the next 6 months. We view this transaction as a highly complementary combination that will accelerate Homestore.com's strategic objectives and increase the value of the Homestore.com network. We believe this acquisition will let us provide a higher level of service and functionality to all of our key constituents including consumers, the advertisers who wish to reach those consumers and the community of real estate and home service professionals.

   . In connection with the transaction we will be acquiring a number of assets including the following:

      . Move.com, Cendant's online real estate and relocation destination, currently the number 2 home and real estate network on the Internet today with over 1.9 million unique users in September according to Media Metrix.

      . Access to the aggregated listings of Century 21, Coldwell Banker and ERA for 40 years.

      . Access to the aggregated listings of the NRT, which is one of the largest real estate brokerage operators in the country.

      . Rent Net, a leading online rental site with inventory from over 13,000 paying apartment communities as well as senior housing, corporate housing and self storage services.

      . Welcome Wagon, recognized for the last 72 years as the brand leader in introducing participating neighborhood retailers and their services to new homeowners, with established relationships with over 35,000 merchants today.

      . In addition, Cendant will invest in Homestore.com's real estate transaction platform and has committed their owned and operated franchises and their leading relocation company, Cendant Mobility, to use our transaction platform for three years.

      . Finally, Cendant has committed to purchase professional subscription marketing and ASP products and services for its brands and the NRT, highlighting the value of Homestore.com's technology products and services to the approximately 12,000 offices and 200,000 agents representing almost 2 million transactions per year.

   . Now lets discuss why this acquisition is so complementary and exciting. Combining Homestore.com's network, the largest home and real estate marketplace on the Internet today, with Move.com's large network, expands Homestore.com's reach and further extends Homestore.com's leadership position in the online home and real estate space. The combination will provide consumers and professionals alike an even higher quality offering. Consumers will have a broader selection of functionality, tools and content to help them with all matters related to the home. With an even larger consumer audience expected, the Homestore.com network should provide more leads to the home and real estate professional and broaden their already deep exposure to the home consumer.

   . The acquisition also combines the two most popular websites in the rental category, SpringStreet and Rent.net; providing the consumer looking for an apartment or rental property with the largest online selection of rental properties in the world. The transaction also includes online agreements with Cendant's three large national franchises: Century 21, Coldwell Banker and ERA, which provides us with access to their aggregated listings for 40 years. We also gain additional critical mass in the industry surrounding the adoption of our real estate transaction platform; eRealtor, the official real estate platform of the NAR. We will combine the support of Cendant's three national franchises, the NRT and Cendant Mobility with that of our previously announced partners - Prudential, REMAX, GMAC Home Services, Fannie Mae, NAR, Verisign and REFormsNet. In fact, Cendant has agreed to have the NRT and Cendant Mobility use our platform for three years.

   . We believe these assets are an extremely complementary fit and accelerate the Homestore.com vision of creating an online marketplace for consumers and home related professionals to meet, communicate and transact business together. The US population spends over $1.9 trillion per year on their home and all of the products and services surrounding it, which represents over 15% of the GDP. Today, Homestore.com's addressable market is in excess of $300 billion per year. We have rapidly expanded the categories surrounding the home that we offer online for consumers, professionals and merchants to transact business together- beginning with property listings and expanding into such categories as remodeling, moving and relocation, lawn and garden and home finances. The value of any marketplace is directly related to the number of consumers and professionals it has participating in that marketplace. This acquisition accelerates the already significant momentum of our marketplace by bringing Homestore.com direct access to the 200,000 professionals associated with the Cendant franchises as well as increasing the breadth and depth of the consumer audience by combining the leading home and real estate portal sites.

   . We believe our acquisition of move.com will fuel and accelerate all three of Homestore.com's revenue streams; subscriptions, transactions and advertising.

   . Today we provide subscription products to 131,000 professionals across our network. Our ability to aggregate the largest consumer and professional audience on the Internet and to consistently deliver leading ASP products to them has been a cornerstone of our success to date.

   . This acquisition highlights the value Cendant has placed on Homestore.com's technology and ASP products for the estimated 12,000 offices and 200,000 combined agents of Century 21, Coldwell Banker and ERA. The combination will continue to accelerate Homestore.com's position as the real estate industry's leading online technology product and service provider and with the addition of Cendant's three national franchises, we will now be the online business solution and technology provider for all 7 of the top 7 national real estate franchises.

   . For the first time, through this transaction, the online rental category will have a clear leader with respect to consumer traffic as well. The combination of SpringStreet.com, currently ranked number one by Media Metrix and Rent.net, the number two rental site online, gives apartment managers a clear choice as to where to gain access to the leading online consumer audience looking for rental properties. The acquisition of Rent Net's tools and resources directed toward Seniors, Corporate Housing and Self Storage accelerates Homestore.com's strategy for servicing these vertical categories. The combination of these two leading sites gives consumers access to unparalleled content and tools in this category. With the addition of the 72 year old Welcome Wagon brand and its 35,000 participating merchants,

      Homestore.com gains access to the local merchant market and it provides the company with the ability to enhance its offerings to local merchants.

   . And finally, with the completion of this acquisition we are optimistic about our ability to accelerate the adoption of future product offerings resulting from the increased size of our consumer audience as well as the expected increase in the size of our professional subscriber base.

   . In terms of transaction revenue, Cendant's support of our real estate transaction platform unifies the top 6 real estate franchises behind our platform, which is currently under development. The three Cendant franchises are involved in about 25% of all US real estate transactions annually. In addition, NRT and Cendant Mobility have both committed to use our platform for the next 3 years bringing access to the over 400,000 annual transactions done through these two entities alone. Again, having this kind of momentum and support behind our transactional effort greatly improves our ability and the speed in which we can introduce and gain acceptance for our platform. Today, the real estate transaction represents a market that generates over $95 billion in fees each year and accelerating our ability to access this market is tremendously valuable to Homestore.com.

   . For our more traditional bricks and mortar advertisers, the combined share of eyeball minutes in the home and real estate category from these two networks will create an even more effective mechanism for home product and service providers to market their products in front of a highly sticky, targeted and attractive national demographic for their products and services. In addition, Cendant has committed to develop a series of cross marketing and advertising programs that will contribute to the promotion of the Homestore.com brands, including Realtor.com.

   . Since John Giesecke will be the Integration Officer of the deal, I'd like to turn the call over to him for some highlights on the synergies we are expecting and some more detail on the financial elements of the transaction. John?

JOHN GIESECKE:

   . Thanks Stuart. As Stuart mentioned, we believe this acquisition is highly complementary. It will enhance the value of our network by increasing the number of professionals and consumers on our network and it will accelerate our financial model by adding even more weight and momentum behind our transaction platform as well as accelerating the penetration of our subscription model through the direct access to the 200,000 professionals that comprise Cendant's real estate network. We are expecting to achieve significant economies of scale and synergies from this combination. The integration team, consisting of myself, our CIO, president of SpringStreet.com, Senior VP of HR and VP of Sales, will be focused on rapidly taking full advantage of these opportunities. Our top priority will be to maximize the top-line synergies and retain talent, while cutting costs and reducing redundancy. Included in this focus will be the integration of our websites - both the vertical portals of Homestore.com and move.com, as well as the combination of our apartment locator site, SpringStreet.com with Cendant's Rent Net. We have also developed and will be integrating our local merchant strategy to take full advantage of the Welcome Wagon assets.

   . With an acquisition such as this, you will have some overlap in audience and professional customers. We believe the combined company will have an 80-85% unduplicated reach and that less than 10% of Cendant's real estate agents are current Homestore.com subscribers. In addition, there are no significant advertising customer overlaps. We believe the revenue synergies we will realize will offset the minimal overlap that there is, making this a revenue accretive deal overall. In fact, we remain comfortable with the published stand alone Homestore.com top-line growth rates for 2001 and 2002.

   . The synergies inherent in the acquisition are exciting as we anticipate significant cost saving opportunities. Our back office functions will be consolidated; including physical facilities, human resources, recruiting, marketing, financial systems, technology and capex needs. We also anticipate a reduction in customer acquisition costs, distribution costs, site maintenance costs and other overhead costs.

   . Due to these cost savings and the anticipated top-line synergies we expect this transaction to be modestly accretive to Homestore.com's cash earnings in 2001. Over time, we are hopeful that we will realize additional savings and operating leverage as we combine the two organizations. If we execute the strategy and integration as we hope to, we are really excited about both the top-line and bottom-line opportunities. We will be providing more specific guidance on the expected financial impacts of this acquisition in the weeks and months ahead.

   . A few details on the logistics and corporate governance specifics of the deal: As Stuart mentioned, Cendant will be entitled to name one additional director to our current 6 member board, which can be expanded to 12 members before Cendant is entitled to another seat. Cendant will be restricted in their ability to sell their Homestore.com shares, with no sales allowed in the first year and a maximum of 800,000 shares per quarter in years 2 and 3, up to an aggregate of 3.2 million shares which can be sold over these two years. They will be required to vote all of their shares on all corporate matters in proportion to the voting decisions of all other shareholders. In addition, they have agreed to a ten-year standstill agreement that, under most conditions, prohibits them from acquiring additional Homestore.com common shares.

   With that, I'll turn the call over to Richard Smith for a few remarks reflecting Cendant's perspective of the transaction.

RICHARD SMITH:

   Thank you John, and good morning, everyone.

   To reiterate what Stuart has said, we are very pleased with the proposed Homestore.com acquisition of move.com.

   The Internet has had a profound impact on many industries, with real estate being no exception. Several years ago, Cendant recognized the need to broaden our Internet exposure so that we could leverage our powerful brands and other assets in the online world while preserving the central role of the real estate professional. With the development of move.com, in addition to Rent Net and our other Web sites, we quickly earned the number two position in the Internet real estate space and built a compelling online business model that complements our traditional real estate business. We are proud of the success achieved by move.com and of the support we received from our employees, franchisees, business partners and consumers.

   Over the past year and a half through the operation and ownership of move.com we have come to the realization that commercial online real estate portals are in fact complementary to our off-line residential real estate businesses. It is far more strategic and practical for us to extend the reach of our brands through the industry-friendly expertise and web based applications and technology of Homestore, which we view as the very best in the marketplace. Homestore has pioneered the use of the Internet as a meeting place for consumers and real estate professionals and as such it significantly complements our offline business model.

   Homestore has done an outstanding job establishing itself as the leading Internet real estate destination, and we are very pleased to align our efforts with them. The principal benefit of this transaction for Cendant is-- from our franchisees' perspective -- brokers and agents from our CENTURY 21, COLDWELL BANKER and ERA franchise systems continue to showcase their listings -- now on an even stronger marketing vehicle on the Internet, created by the Homestore /move.com combination. It provides the expertise of an Internet industry leader to enhance our real estate brands' Web sites and technology to benefit our franchisees, their sales associates and ultimately the customer. We expect to enhance Cendant's off-line real estate businesses and franchise systems with this deal.

   We are very excited about this transaction.

   I'll now turn the call back over to Stuart.

STUART:

   Thanks Richard.

   . I'd like to simply reiterate how excited we are about the opportunities this acquisition opens up for Homestore.com. The linking up of the number one online home and real estate network with the number one offline real estate operator is a powerful combination. With all 7 top real estate franchises in our camp, we are excited about the prospect of accelerating our vision of an online marketplace for all participants in the home and
                                              ---
      real estate category to meet and transact business together.

      With that, we would be happy to take any questions you might have during the time allowed. Operator, please open up the lines for questions.